Exhibit 99.1

Alpha Star Acquisition Corporation Announces to Extend Deadline to Consummate Business Combination

New York, October 14, 2022/Globe Newswire/ – Alpha Star Acquisition Corporation (the “Company” or “Alpha Star”) (NASDAQ: ALSA) (the “Company”) today announced that the Company has deposited into the Company’s trust account (the “Trust Account”) an aggregate of $383,333, representing $0.033 per public share of the Company, in order to extend the period of time the Company has to consummate a business combination by one month to November 15, 2022.

The Sponsor plans to extend such period of time additional ten times to complete its initial business combination as necessary, each by an additional one months, up to September 15, 2023, by depositing an additional $383,333 into the Trust Account each month, representing an additional $0.033 per public share per month in connection with such additional monthly extension.

About Alpha Star Acquisition Corporation

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company intends to focus on businesses that have a connection to the Asian market.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Zhe Zhang
Chief Executive Officer

zhe.zhang@swgt.co.uk